Exhibit 3.42

State of Delaware Secretary of State Division of Corporations Delivered 01:48 PM 07/19/2007 FILED 01:51 PM 07/19/2007 SRV 070831341 - 4391466 FILE

CERTIFICATE OF INCORPORATION

OF

SST MERGER CORP.

FIRST: The name of the corporation is:

SST Merger Corp.

SECOND: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of capital stock which the corporation shall have authority to issue is three thousand (3,000), and the par value of each of such shares is one cent ($0.01), amounting in the aggregate to thirty dollars ($30.00) of capital stock.

FIFTH: The name and mailing address of the sole incorporator is as follows:

NAME	MAILING ADDRESS
Kathrine J. LeBlanc	c/o Bingham McCutchen LLP 150 Federal Street Boston, MA 02110

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation and for defining and regulating the powers of the corporation and its directors and stockholders and are in furtherance and not in limitation of the powers conferred upon the corporation by statute:

(a)	The election of directors need not be by written ballot.

(b)	The board of directors shall have the power and authority:

(1)	to adopt, amend or repeal by-laws of the corporation, subject only to such limitation, if any, as may be from time to time imposed by law or by the by-laws;

(2)	to the full extent permitted or not prohibited by law, and without the consent of or other action by the stockholders, to authorize or create mortgages, pledges or other liens or encumbrances upon any or all of the assets, real, personal or mixed, and franchises of the corporation, including after-acquired property, and to exercise all of the powers of the corporation in connection therewith; and

(3)

subject to any provision of the by-laws of the corporation, to determine whether, to what extent, at what times and places and under what conditions and regulations the accounts, books and papers of the corporation (other than the stock ledger), or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account, book or paper of the corporation except as conferred by statute or authorized by the by-laws of the corporation or by the board of directors.

SEVENTH: No director of the corporation shall be personally liable to the corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that to the extent required from time to time by applicable law, this Article Seventh shall not eliminate or limit the liability of a director, to the extent such liability is provided by applicable law, (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of Title 8 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit. No amendment to or repeal of this Article Seventh shall apply to or have any effect on the liability or alleged liability of any director for or with respect to any acts or omissions of such director occurring prior to the effective date of such amendment or repeal.

EIGHTH: The Company will indemnify each director of the Company, his heirs, executors, and administrators, and may indemnify each officer, employee, and agent of the Company, his heirs, executors, administrators, and all other persons whom the Company is authorized to indemnify under the provisions of the DGCL, to the maximum extent permitted, by law (a) against all expenses (including attorney’s fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, or in connection with any appeal therein, or otherwise, and (b) against all expenses (including attorney’s fees) actually and reasonably incurred by him in connection with the defense or settlement of any action or suit by or in the right of the Company, or in connection with any appeal therein, or otherwise; and no provision of this Article Seventh is intended to be construed as limiting, prohibiting, denying or abrogating any of the general or specific powers or rights conferred by the DGCL upon the Company to furnish, or upon any court to award, such indemnification, or indemnification as otherwise authorized pursuant to the DGCL or any other law now or hereafter in effect.

The Company’s Board of Directors may in its discretion authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the foregoing paragraph of this Article Seventh.

NINTH: Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any Class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such a manner as the said court directs. If at least a majority of the number representing three-fourths (3/4ths) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as a consequence of such compromise or arrangement, the compromise or arrangement and the said reorganization will, if sanctioned by the court to which the said application has been made, be binding on all creditors or class of creditors, and/or stockholders or class of stockholders of the Company, as the case may be, and also on the Company.

TENTH: Subject to such limitations as may be from time to time imposed by other provisions of this Certificate of Incorporation, by the by-laws of the Company, by applicable statutory or other law, or by any contract or agreement to which the Company is or may become party, the Company reserves the right to amend or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this express reservation.

THE UNDERSIGNED, being the sole incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does make this certificate, hereby declaring and certifying that this is my act and deed and the facts stated herein are true, and accordingly have hereunto set my hand this 19th day of July, 2007.

/s/ Kathrine J. LeBlanc
Kathrine J. LeBlanc Sole Incorporator